Exhibit 99.3
COASTAL COMMUNITY BANK AND BAYSIDE SAVINGS BANK
INDEX OF FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	2
Combined Statement of Assets Acquired and Liabilities Assumed at July 30, 2010	3
Notes to Combined Statement of Assets Acquired and Liabilities Assumed	4 - 10

Report of Independent Registered Public Accounting Firm
Audit Committee, Board of Directors and Stockholders
Home BancShares, Inc.
Conway, Arkansas
We have audited the accompanying combined statement of assets acquired and liabilities assumed by Centennial Bank (a wholly owned subsidiary of Home BancShares, Inc.) pursuant to the purchase and assumption agreements dated July 30, 2010. The Company’s management is responsible for this financial statement. Our responsibility is to express an opinion on the financial statement based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the combined statement of assets acquired and liabilities assumed referred to above is presented fairly, in all material respects, as of July 30, 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ BKD, LLP
Little Rock, Arkansas
October 15, 2010

COMBINED STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED
By Centennial Bank
(a wholly owned subsidiary of Home BancShares, Inc.)

(In thousands)	July 30, 2010
Assets
Cash and due from banks	$6,652
Interest-bearing deposits with other banks	49,486
Cash received from FDIC	32,797
Investment securities	18,541
Loans receivable not covered by FDIC loss share	4,055
Loans receivable covered by FDIC loss share	200,569
Foreclosed assets held for sale covered by loss share	9,637
FDIC indemnification asset	98,000
Deferred tax asset	4,275
Core deposit intangible	2,670
Goodwill	6,623
Other assets	3,511

Total assets acquired	$436,816

Liabilities

Deposits:
Demand and non-interest bearing	$14,288
Savings and interest-bearing transaction accounts	95,975
Time deposits	314,376

Total deposits	424,639
FHLB borrowed funds	10,665
Accrued interest payable and other liabilities	1,512

Total liabilities assumed	$436,816

See Notes to Combined Statement of Assets Acquired and Liabilities Assumed.

NOTES TO COMBINED STATEMENT OF ASSETS
ACQUIRED AND LIABILITIES ASSUMED
By Centennial Bank
(a wholly owned subsidiary of Home BancShares, Inc.)
1. FDIC-Assisted Acquisition of Certain Assets and Liabilities of Coastal Community Bank and Bayside Savings Bank
     On July 30, 2010, Centennial Bank (the Bank) entered into purchase and assumption agreements (Coastal-Bayside Agreements) with the FDIC, as receiver, pursuant to which the Bank acquired the loans and certain assets and assumed the deposits and certain liabilities of Coastal Community Bank (Coastal) and Bayside Savings Bank (Bayside). Prior to the FDIC stepping in as receiver, Coastal and Bayside were wholly owned subsidiaries of Coastal Community Corporation and were under common ownership. Coastal and Bayside represent related businesses and have been accounted for as a single acquisition; therefore, a combined statement of assets acquired and liabilities assumed has been presented for these related acquired businesses.
     Prior to the acquisition, Coastal and Bayside operated 12 banking centers in the Florida Panhandle area. Excluding the effects of purchase accounting adjustments, Centennial Bank acquired $425.4 million in assets and assumed approximately $422.3 million of the deposits of Coastal and Bayside. Additionally, Centennial Bank purchased loans with an estimated fair value of $204.6 million, $9.6 million of foreclosed assets and $18.5 million of investment securities.
     The assets acquired and liabilities assumed are presented at fair value on the date of acquisition, after adjustment for expected loss recoveries under the loss sharing agreement described below. Fair values for the categories of assets and liabilities were determined as described in Note 3 to the Combined Statement of Assets Acquired and Liabilities Assumed. These fair value estimates are considered preliminary, and are subject to change for up to one year after the closing date of the acquisition as additional information relative to closing date fair values becomes available. Centennial Bank and the FDIC are engaged in on-going discussions that may impact which assets and liabilities are ultimately acquired or assumed by Centennial Bank and/or the purchase prices. In addition, the tax treatment of the FDIC assisted acquisition is complex and subject to interpretations that may result in future adjustments of deferred taxes as of the acquisition date.
2. Loss Sharing Agreement and FDIC Indemnification Asset
     In connection with the Coastal-Bayside acquisition, Centennial Bank entered into loss sharing agreements with the FDIC that cover $340.2 million of assets, based upon the seller’s records, including single family residential mortgage loans, commercial real estate, commercial and industrial loans, and foreclosed assets (collectively, “covered assets”). Centennial Bank acquired other Coastal and Bayside assets that are not covered by the loss sharing agreements with the FDIC including interest-bearing deposits with other banks, investment securities purchased at fair market value, consumer loans and other tangible assets. Pursuant to the terms of the loss sharing agreements, the FDIC will reimburse Centennial Bank for 80% of losses on the covered assets. Centennial Bank will reimburse the FDIC for its share of recoveries with respect to losses for which the FDIC paid Centennial Bank a reimbursement under the loss sharing agreements. The FDIC’s obligation to reimburse Centennial Bank for losses with respect to covered assets begins with the first dollar of loss incurred.

     The following table summarizes the assets covered by the loss sharing agreements, the amount covered by the FDIC and the fair value:

	July 30, 2010
	Amount Covered
	by FDIC	Fair Value
	(In thousands)
Assets covered by loss share
Loans receivable covered by loss share	$317,208	$200,569
Foreclosed assets held for sale covered by loss share	22,954	9,637
     The amounts covered by the loss sharing agreements are the pre-acquisition book values of the underlying covered assets, the contractual balance of unfunded commitments that were acquired, and certain future net direct costs. The loss sharing agreements applicable to single family residential mortgage loans provide for FDIC loss sharing and Centennial Bank reimbursement to the FDIC for ten years. The loss sharing agreements applicable to all other covered assets provide for FDIC loss sharing for five years and Centennial Bank reimbursement of recoveries to the FDIC for eight years.
     The loss sharing agreements are subject to certain servicing procedures as specified in the agreements with the FDIC. The expected reimbursements under the loss sharing agreements were recorded as indemnification asset at their estimated fair values of $98.0 million for the Coastal-Bayside Agreement, on the acquisition date. The indemnification asset reflects the present value of the expected net cash reimbursement related to the loss sharing agreements described above.
3. Summary of Significant Accounting Policies
     Centennial Bank has determined that the acquisition of the net assets of Coastal and Bayside constitute a business combination as defined by the FASB ASC Topic 805, Business Combinations. Accordingly, the assets acquired and liabilities assumed are presented at their fair values as required. Fair values were determined based on the requirements of FASB ASC Topic 820, Fair Value Measurements. In many cases, the determination of these fair values required management to make estimates about discount rates, future expected cash flows, market conditions and other future events that are highly subjective in nature and subject to change. The following is a description of the methods used to determine the fair values of significant assets and liabilities.
     Cash and due from banks, cash received from FDIC and interest-bearing deposits with other banks – The carrying amount of these assets is a reasonable estimate of fair value based on the short-term nature of these assets. The $32.8 million cash received from the FDIC is the first pro-forma cash settlement received from the FDIC on Monday following the closing weekend.
     Investment securities – Investment securities were acquired from the FDIC at fair market value. The fair values provided by the FDIC were reviewed and considered reasonable based on the Bank’s understanding of the market conditions.
     Loans – Fair values for loans were based on a discounted cash flow methodology that considered factors including the type of loan and related collateral, classification status, fixed or variable interest rate, term of loan and whether or not the loan was amortizing, and current discount rates. The discount rates used for loans are based on current market rates for new originations of comparable loans and include adjustments for liquidity concerns. The discount rate does not include a factor for credit losses as that has been included in the estimated cash flows. Loans were grouped together according to similar characteristics and were treated in the aggregate when applying various valuation techniques.
     Foreclosed assets held for sale – These assets are presented at the estimated present values that management expects to receive when the properties are sold, net of related costs of disposal.

     FDIC indemnification asset – This loss sharing asset is measured separately from the related covered assets as it is not contractually embedded in the covered assets and is not transferable with the covered assets should Centennial Bank choose to dispose of them. Fair value was estimated using projected cash flows related to the loss sharing agreements based on the expected reimbursements for losses and the applicable loss sharing percentages. These cash flows were discounted to reflect the uncertainty of the timing and receipt of the loss-sharing reimbursement from the FDIC.
     Goodwill – The amount of goodwill is the residual difference in the fair value of liabilities assumed and net consideration paid to the FDIC over the fair value of the assets acquired. The goodwill is deductible for income tax purposes.
     Core deposit intangible – This intangible asset represents the value of the relationships that Coastal and Bayside had with their deposit customers. The fair value of this intangible asset was estimated based on a discounted cash flow methodology that gave appropriate consideration to expected customer attrition rates, cost of the deposit base, and the net maintenance cost attributable to customer deposits.
     Deposits – The fair values used for the demand and savings deposits that comprise the transaction accounts acquired, by definition equal the amount payable on demand at the acquisition date. The Bank did not reset deposit rates to current market rates even though the rates were above market; therefore, a $2.4 million fair value adjustment was recorded for time deposits.
     FDIC Clawback Provision – The Coastal-Bayside Agreement allows the FDIC to recover a portion of the loss share funds previously paid out under the indemnification agreement in the event losses fail to reach the expected loss level under a claw back provision (“Clawback Provision”). A true-up is scheduled to occur in the calendar month in which the tenth anniversary of the Coastal-Bayside closing occurs. If the threshold is not met, the assuming institution is required to pay the FDIC 50 percent of the excess, if any, within 45 days following the true-up.
     The value of the Clawback Provision liability is calculated as the present value of the estimated payment to the FDIC in the tenth year using the formula provided in the Coastal-Bayside Agreement. Pursuant to the formula in the Coastal-Bayside Agreement, the liability was calculated at 50 percent of the excess, if any, of (i) twenty percent (20%) of the total intrinsic loss estimate of $121.0 million in the case of Coastal and $24.0 million in the case of Bayside, less (ii) the sum of (A) 20% of the net loss amount (the sum of all losses less the sum of all recoveries on covered assets) plus (B) 25% of the asset premium (discount) plus (C) 3.5% of the total loans subject to loss sharing under the loss sharing agreements as specified in the schedules to the Agreements.
     As of July 30, 2010 the Clawback Provision is estimated to be a liability of $333,000. The result of the calculation            is based on the net present value of expected future cash payments to be made by the Company to the FDIC at the conclusion of the loss share agreements. The discount rate used was based on current market rates. The expected cash flows were calculated in accordance with the loss share agreements and are based primarily on the expected losses on the covered assets.
     Unfunded Commitments – Unfunded loan commitments represent the unused portion of lines of credit available to customers based on previously agreed rates and terms.
     The fair value of the unfunded loan commitments (the “Commitments”) was estimated using the income approach. Assumptions regarding expected utilization were applied to the unfunded balances. A premium or discount was estimated for the Commitments. The premium/discount for the Commitments was then adjusted for the time value of money over the average remaining life of the Commitments. In addition, the present value of the opportunity cost associated with regulatory requirements to hold reserve capital in connection with the Commitments was included to arrive at its fair value.
     Based on the facts, assumptions, and valuation methodologies used in our analysis, we estimated the fair value of the Commitments, as of July 30, 2010 and expressed as a liability, to be $354,000.

4. Bank Premises and Equipment
     Centennial Bank did not acquire a material amount of the real estate, banking facilities, furniture and equipment of Coastal and Bayside as part of the purchase and assumption agreements but has the option to purchase these assets at fair market value from the FDIC. This purchase option expires 90 days after acquisition date. Fair market values for the real estate, facilities, furniture and equipment will be based on current appraisals and determined at a later date. Centennial Bank is leasing these facilities and equipment from the FDIC until current appraisals are received and a final decision is made.
5. Investment Securities
     Included in the acquisitions were investment securities totaling $18.5 million for Coastal and Bayside. The Coastal securities consisted entirely of Agency Mortgage-Backed Pass Through securities. Because these securities did not comply with our current investment strategies, all securities were sold at a negligible loss. The Bayside securities consisted of the following security types (at fair value on the date of acquisition):

		Tax Equivalent
	Fair Value	Yield
	(In thousands)
Agency MBS	$2,513	2.42%
Agency Callable Debenture	1,037	0.88
     The Bayside securities comply with our current investment strategies and have been merged into the Centennial Bank investment portfolio.
6. Loans Receivable, Net
The composition of loans receivable acquired, net, at July 30, 2010 is as follows:

		Effective
	Fair Value	Interest Rate
	(In thousands)
Loans receivable not covered by loss share:
Consumer	$4,055	5.32%
Loans receivable covered by FDIC loss share:
Commercial real estate loans	112,681	5.44
Residential real estate loans	75,209	4.91
Commercial and industrial	12,679	5.25

Total	$204,624

     The following is a summary of the covered impaired loans acquired in the Coastal-Bayside acquisition during 2010 as of the dates of acquisition.

July 30, 2010
(In thousands)
Contractually required principal and interest at acquisition	$334,091
Non-accretable difference (expected losses and foregone interest)	116,252

Cash flows expected to be collected at acquisition	217,839
Accretable yield	17,270

Basis in acquired loans at acquisition	$200,569

     ASC Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality, applies to a loan with evidence of deterioration of credit quality since origination, for which it is probable, at acquisition, that the investor will be unable to collect all contractually required payments receivable. ASC Topic 310-30 prohibits carrying over or creating an allowance for loan losses upon initial recognition for loans that fall under its scope. The Company evaluated loans purchased in conjunction with the Coastal-Bayside acquisition for impairment in accordance with the provisions of FASB ASC Topic 310-30. Purchased covered loans are considered impaired if there is evidence of credit deterioration since origination and if it is probable that not all contractually required payments will be collected. All covered loans acquired in this transaction were deemed to be impaired loans. These loans were not classified as nonperforming assets at September 30, 2010, as the loans are accounted for on a pooled basis and the pools are considered to be performing. Therefore, interest income, through accretion of the difference between the carrying amount of the loans and the expected cash flows, is being recognized on all purchased impaired loans.
     A summary of past due and non-accrual loans at July 30, 2010 follows:
Past Due and Non-Accrual Loans

	July 30, 2010
	Assets Not	Assets Covered
	Covered by	by FDIC
	Loss Share	Loss Share	Total
		(Dollars, in thousands)
Non-accrual loans	$—	$—	$—
Loans past due 90 days or more (principal or interest payments)	227	37,219	37,446

Total	$227	$37,219	$37,446

7. Goodwill and Core Deposit Intangible
     In connection with the Coastal-Bayside acquisition, the consideration paid exceeded the fair value of the assets received. Accordingly, the Company recorded $6.6 million of goodwill as a result of the acquisition.
     The audited Combined Statement of Assets Acquired and Liabilities Assumed reflects a core deposit intangible asset of $2.7 million at July 30, 2010 related to the Coastal-Bayside acquisition. The core deposit intangible asset will be amortized utilizing a straight-line amortization method over an estimated economic life of 5 years. Estimated amortization expense of core deposit intangibles for each of the years 2010 through 2014 is: 2010 — $222,500; 2011 — $534,000; 2012 — $534,000; 2013 — $534,000; and 2014 — $534,000. Centennial Bank will review the valuation of this intangible asset annually during the fourth quarter to ensure that no impairment has occurred. If any impairment is subsequently determined, the Company will record the impairment as an expense in its consolidated statement of income.

8. Deposits
Deposit liabilities assumed are composed of the following at July 30, 2010:

July 30, 2010
(In thousands)
Demand and non-interest bearing	$14,288
Savings and interest-bearing transaction accounts	95,975
Time deposits	314,376

Total deposits	$424,639

     The following is a summary of the scheduled maturities of the assumed time deposits at July 30, 2010 (in thousands):

Fair Value
(In thousands)
Three months or less	$86,442
Over three months to six months	74,663
Over six months to 12 months	86,476
Over 12 months	66,795

Total	$314,376

     At the time of the acquisition, the Bank did not reset time deposit rates to current market rates even though the rates were above market, which resulted in a $2.4 million fair value adjustment for time deposits. The weighted average contractual interest rate for time deposits after the fair market value adjustment was 0.74%.
     The aggregate amount of time deposits with a minimum denomination of $100,000 was $175.7 million at July 30, 2010.
9. FHLB Borrowed Funds
     Included in the acquisitions were FHLB borrowed funds totaling $10.7 million for Coastal and Bayside. Because the Company did not need these advances to meet our present liquidity needs, all advances were redeemed at a negligible loss during the third quarter of 2010.
10. Deferred Income Taxes
     The deferred tax asset of $4.3 million as of July 30, 2010 is solely related to the differences between the financial statement and tax bases of assets acquired and liabilities assumed in this transaction.
11. Commitments
     In the ordinary course of business, Coastal and Bayside made various commitments and incurred certain contingent liabilities to fulfill the financing needs of their customers. At July 30, 2010 commitments to extend credit of $4.6 million were outstanding and assumed by Centennial Bank.

12. Goodwill Recorded
     Under the terms of the purchase and assumption agreements, the FDIC agreed to transfer to Centennial Bank certain assets subject to loss-sharing agreements at book value, certain assets that are not subject to the loss-sharing agreements at a contractually-specified purchase price, certain assets at fair value and certain liabilities at book value. The FDIC also transferred cash to Centennial Bank to compensate for the net liability that resulted from the transfer of Coastal and Bayside assets and liabilities adjusted for the Bank’s discount bid.
     Details related to the transfer at July 30, 2010 are as follows:

July 30, 2010
(In thousands)
Net assets acquired per purchase and assumption agreements	$(7,215)
Cash received by the FDIC	32,797
Cash overpayment by the FDIC	(498)

Purchase accounting adjustments:
Loans receivable not covered by loss share	(3,022)
Loans receivable covered by FDIC loss share	(116,639)
Foreclosed assets held for sale covered by FDIC loss share	(13,317)
FDIC indemnification asset	98,000
Core deposit intangibles	2,670
Deferred tax impact	4,275
Time deposits	(2,368)
FHLB borrowed funds	(619)
Other liabilities	(687)

Goodwill	$(6,623)